CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

AFB Limited

R27 3/F, New Timely Building

497, Castle Peak Road

Lai Chi Kok, Kowloon

Hong Kong

We consent to the inclusion in the Registration Statement on Form S-1 Amendment No. 7 of AFB Limited, of our report date May 24, 2024 relating to our audit of the balance sheets of AFB Limited as of November 30, 2023 and the related statement of operations and comprehensive loss, statement of stockholders' equity and statement of cash flows for period ended November 30, 2023 and the related notes included herein.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ JP CENTURION & PARTNERS PLT
JP CENTURION & PARTNERS PLT (ID: 6723)

Kuala Lumpur, Malaysia

June 24, 2024